Exhibit 21.1

SUBSIDIARIES OF AB PRIVATE CREDIT INVESTORS CORPORATION

NAME	Jurisdiction of Organization

ABPCIC Concerto Holdings LLC	Delaware

ABPCIC Equity Holdings, LLC	Delaware

ABPCIC NC Holdings LLC	Delaware